Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIMEDIA INC.

July 13, 2011

PRIMEDIA Inc. (hereinafter referred to as the “Corporation”), organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), does hereby certify as follows:

1) By unanimous written consent of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 242 and 245 of the DGCL, setting forth the Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amended and Restated Certificate of Incorporation advisable. By unanimous written consent of the stockholders of the Corporation, a resolution was duly adopted, pursuant to Sections 228, 242 and 245 of the DGCL, setting forth and approving such Amended and Restated Certificate of Incorporation.

2) Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the Corporation’s Certificate of Incorporation, is hereby amended, restated and integrated to read in its entirety as follows:

FIRST: The name of the Corporation is PRIMEDIA Inc.

SECOND: The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value of $0.01 per share.

FIFTH: Reserved.

SIXTH: The board of directors (the “Board of Directors”) of the Corporation, acting by majority vote, is expressly authorized to adopt, amend or repeal the by-laws (the “By-Laws”) of the Corporation.

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH: Elections of directors need not be by written ballot unless the By-Laws shall so provide. Meetings of stockholders may be held within or without the state of

Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

NINTH: To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders or affiliates who are employees of the Corporation or any subsidiary of the Corporation. No amendment or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate for or with respect to any business opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

TENTH: The Corporation shall not be governed by Section 203 of the DGCL.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH:

1. To the fullest extent permitted by the laws of the State of Delaware:

(a) The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors. The Corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(b) Expenses incurred by any person described in the first sentence of subsection (a) of this ARTICLE TWELFTH, Section 1, in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Section. If a claim under this Section is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or other applicable law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The Corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this ARTICLE TWELFTH, Section 1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE TWELFTH, Section 1 or otherwise.

(d) The provisions of this ARTICLE TWELFTH, Section 1 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this ARTICLE TWELFTH, Section 1 shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this ARTICLE TWELFTH, Section 1 and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this ARTICLE TWELFTH, Section 1 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this ARTICLE TWELFTH, Section 1 shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this ARTICLE TWELFTH, Section 1 shall be made to the fullest extent permitted by law.

(e) For purposes of this ARTICLE TWELFTH, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

2. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date first written above.

By:	/s/ KEITH L. BELKNAP
Name:	Keith L. Belknap, Jr.
Title:	General Counsel and Secretary